Filed pursuant to Rule 424(b)(3)

Registration No. 333-190476

PROSPECTUS SUPPLEMENT NO. 3

To Prospectus dated August 12, 2014

(i) 3,047,500 Shares of Common Stock and 3,047,500 Series B Warrants, issuable upon the exercise of the 3,047,500 outstanding Series A Warrants issued in our Initial Public Offering
and

(ii) 3,047,500 Shares of Common Stock, issuable upon the exercise of the 3,047,500 Series B Warrants that are issuable under this Prospectus

_______________________

This prospectus supplement No. 3 supplements the prospectus dated August 12, 2014, as supplemented by prospectus supplement No. 1 dated August 14, 2014 and prospectus supplement No.2 dated November 17, 2014 (collectively, the “prospectus”), which relates to the offering of the securities of Ruthigen, Inc. (the “Company,” “we,” “us” or “our”) that are underlying the Series A Warrants that we issued in our initial public offering, which closed on March 26, 2014 (“IPO”). The securities underlying the Series A Warrants include (i) 3,047,500 shares of our common stock and 3,047,500 of our Series B Warrants, which are issuable upon the exercise of the 3,047,500 outstanding Series A Warrants that we issued in our IPO, and (ii) 3,047,500 shares of our common stock, which are issuable upon the exercise of the 3,047,500 Series B Warrants that are issuable under the prospectus.

Each outstanding Series A Warrant is exercisable for one share of common stock and one Series B Warrant. The Series A Warrants are exercisable at an initial exercise price of $7.25 per warrant and expire in March 2016. The Series B Warrants will only be issued upon the exercise of the Series A Warrants. Each Series B Warrant is exercisable for one share of common stock. The Series B Warrants are immediately exercisable upon issuance at an initial exercise price of $9.0625 per warrant. The Series B Warrants will expire on the fifth anniversary of the date of issuance.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on November 28, 2014.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on The NASDAQ Capital Market under the symbol “RTGN.” On November 26, 2014, the closing sale price of our common stock on The NASDAQ Capital Market was $3.99 per share.

_______________________

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus supplement is November 28, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2014

RUTHIGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36199	46-1821392
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2455 Bennett Valley Rd., Suite C116 Santa Rosa, California	95404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (707) 525-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          On November 28, 2014, the compensation committee of the board of directors of Ruthigen, Inc. (“Ruthigen,” the “Company,” “we,” “us”) approved an amended and restated employment agreement for our Chief Executive Officer, Hojabr Alimi (the “employment agreement”), which supersedes the employment agreement previously in effect between us and Mr. Alimi. The prior employment agreement went into effect when we were a wholly-owned subsidiary of our former parent company, Oculus Innovative Sciences, Inc. (“Oculus”), and Mr. Alimi was the Chairman of the board of directors of Oculus. The employment agreement primarily removes all references to Oculus and other legacy references related to Ruthigen being a subsidiary of Oculus.

The employment agreement continues to provide for an annual base salary of $375,000, subject to increase, as determined by our board of directors. The employment agreement further provides for payments to Mr. Alimi in the event of termination without cause or resignation by Mr. Alimi for good reason, as such terms are defined in the employment agreement. In the event that Mr. Alimi is terminated without cause or resigns for good reason, he is entitled to: (i) a lump severance payment equal to 24 times the average monthly base salary paid to Mr. Alimi over the preceding 12 months; (ii) up to one year (the lesser of one year following the date of termination or until Mr. Alimi becomes eligible for medical insurance coverage provided by another employer) reimbursement for health care premiums under COBRA; and (iii) automatic vesting of all unvested options and other equity awards. In addition, if we consummate a change of control all equity awards granted by us that are then-outstanding and unvested shall become fully vested and exercisable immediately prior to and subject to the consummation of the change of control. In addition, we will reimburse Mr. Alimi for any excise taxes owed by him under Section 280G and Section 4999 of the Internal Revenue Code because of any acceleration of the equity awards (including a gross up of any additional federal, state and local taxes payable as a result of the reimbursement of the tax payments). Furthermore, we will reimburse Mr. Alimi for relocation expenses if our principal executive offices are moved or he is required to relocate, subject to certain conditions. Mr. Alimi may terminate his employment for any reason upon at least 60 days prior written notice to us.

Receipt of the termination benefits described above is contingent on Mr. Alimi’s execution of a general release of claims against us, our subsidiaries and our affiliates; his resignation from any and all directorships and every other position held by him with us and each of our subsidiaries; and his return to us and our affiliates or the Company Group (as such term is defined in the employment agreement), of all property belonging to the Company Group, received from or on account of the Company Group, or any other entity of the Company Group, or any of the Company Group’s respective affiliates by Mr. Alimi. In addition, Mr. Alimi is not entitled to such benefits if he does not comply with the non-competition and invention assignment provisions of the employment agreement during the term of his employment, or the confidentiality provisions of the employment agreement, whether during or after the term of his employment. Furthermore, we are under no obligation to pay the above-mentioned benefits if Mr. Alimi does not comply with the non-solicitation provisions of the employment agreement, which prohibit Mr. Alimi from interfering with our business relations or those of any other entity in the Company Group, and from soliciting employees of any entity in the Company Group, which provisions apply during the term of employment and for two years following termination. For the avoidance of doubt, the changes contained in the employment agreement do not affect, or have any impact on, the equity awards granted to Mr. Alimi in May 2014 and disclosed on Form 4 at that time.

The foregoing summary of the employment agreement does not purport to be complete and is qualified in its entirety by the full text of the employment agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
10.1	Employment Agreement by and between Ruthigen, Inc. and Hojabr Alimi, dated November 28, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUTHIGEN, INC.

Date: November 28, 2014	/s/ Sameer Harish
Sameer Harish Chief Financial Officer

Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Hojabr Alimi (the “Executive”), and Ruthigen, Inc., a Delaware corporation (the “Corporation”), as of November 28, 2014 (the “Effective Date”).

RECITALS

WHEREAS, the Executive and the Corporation are parties to an Employment Agreement dated March 21, 2013 (the “Prior Employment Agreement”); and

WHEREAS, the Board of Directors of the Corporation (the “Board”) desires to continue to employ the Executive as the President and Chief Executive Officer of the Corporation, and the Executive desires to continue to be so employed by the Corporation on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises of the parties herein, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the Corporation and the Executive hereto agree as follows:

1.	Employment and Duties.

1.1              Position. On the terms and subject to the conditions set forth herein, the Corporation agrees to continue to employ the Executive as its President and Chief Executive Officer for the Period of Employment (as defined in Section 2). At the request of the Board and without additional compensation, the Executive shall also serve as an officer and/or director of any or all of the subsidiaries of the Corporation. The Executive does hereby accept and agree to such continued employment, on the terms and conditions expressly set forth in this Agreement.

1.2              Duties. During the Period of Employment (as defined in Section 2), the Executive shall serve the Corporation as its President and Chief Executive Officer. The Executive shall, without limitation and without limiting the Executive’s other duties to the Corporation, and without limiting the authority of the Corporation’s Board, be responsible for the general supervision, direction and control of the business and affairs of the Corporation and have such other duties and responsibilities as the Board shall designate that are consistent with the Executive’s positions as President and Chief Executive Officer of the Corporation. The Executive shall perform all of such duties and responsibilities in accordance with the legal directives of the Board in accordance with the practices and policies of the Corporation as in effect from time to time throughout the Period of Employment (as defined in Section 2) (including, without limitation, the Corporation’s insider trading and ethics policies, as they may change from time to time). While employed as Chief Executive Officer and President of the Corporation, the Executive shall report exclusively to the Board. Throughout the Period of Employment (as defined in Section 2), the Executive shall not serve on the boards of directors or advisory boards of any other entity unless such service is expressly approved by the Board.

1.3              No Other Employment; Minimum Time Commitment. Throughout the Period of Employment (as defined in Section 2), the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Corporation, and (ii) hold no other job. The Executive agrees that any involvement in, or any appointment to or continuing service on the board of directors or similar body of, any corporation or other entity must be first approved in writing by the Corporation. The foregoing provisions of this Section 1.3 shall not prevent the Executive from engaging in charitable activities and community affairs, and managing Executive's personal investments and affairs; provided, however, that the activities shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive's duties and responsibilities hereunder and any investment in a competing business must comply with Section 7(b). The Executive agrees that, as of the Effective Date, Exhibit A to this Agreement sets forth a complete and accurate description of (i) any investment or involvement of the Executive in any other corporation or business that reasonably could be construed as falling outside the scope of the foregoing permitted investments and involvement, and (ii) any board of directors or similar body of any corporation or other entity on which the Executive is a member. The Corporation may require the Executive to resign from membership on any board or similar body of any entity, on which he may now or in the future serve, if the Corporation determines that the Executive’s membership on such board or similar body interferes (interference shall include, without limitation, giving rise to conflicts or competitive activity) with the performance of the Executive’s duties hereunder.

1.4              No Breach of Contract. The Executive hereby represents to the Corporation that: (i) the execution and delivery of this Agreement by the Executive and the Corporation, and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) the Executive has no information (including, without limitation, confidential information and trade secrets) of any other person or entity which the Executive is not legally and contractually free to disclose to the Corporation; and (iii) the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity.

1.5              Location. The Executive acknowledges that the Corporation’s principal executive offices are currently located in Santa Rosa, California. The Executive’s principal place of employment shall be the Corporation’s principal executive offices, as they may be moved from time to time at the discretion of the Corporation. The Executive agrees that the Executive will be regularly present at the Corporation’s principal executive offices and that the Executive may be required to travel from time to time in the course of performing the Executive’s duties for the Corporation. If the Corporation’s principal executive offices are moved or the Executive is required to relocate for the purpose of performing the Executive’s duties for the Corporation, in either case, more than 100 miles from the current location of the Corporation’s principal executive offices, the Corporation will reimburse the Executive for the reasonable cost of his relocation in accordance with the Corporation’s expense reimbursement policies in effect at the time.

1.6              Board of Directors of the Corporation. It is the current intention of the Board that the Executive will continue to serve on the Board of Directors of the Corporation.

2.	Period of Employment.

The “Period of Employment” under this Agreement shall commence on the Effective Date, and shall continue in full force and effect until the date of Executive’s termination pursuant to Section 5. This Agreement shall govern the terms of Executive’s employment hereunder on and after the Effective Date.

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3.	Compensation.

3.1              Base Salary. As of the Effective Date and during the Period of Employment, the Corporation shall pay to the Executive a base salary at the rate of $375,000 per year, subject to increase (but not decrease) by the Board (the “Base Salary”). The Executive’s Base Salary shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments.

3.2              Stock-based Incentive Compensation. The Executive shall be eligible to participate in the Corporation’s stock-based incentive compensation plan or plans pursuant to the terms and conditions of such plan or plans. The Corporation may, in its sole discretion, grant stock options and/or make other stock-based awards to the Executive. Any such stock-based incentive compensation made to the Executive shall include the following provision: notwithstanding any provisions to the contrary in this Agreement or any other agreement or plan, if the Corporation consummates a Change of Control (as defined herein), any and all stock options, stock appreciation rights, restricted stock awards, and similar equity and equity-based awards granted by the Corporation to the Executive that are then-outstanding but unvested shall become fully vested and exercisable immediately prior to and subject to the consummation of the Change of Control.

3.3              Bonus and Incentive Plans. The Executive shall be eligible to participate in the Corporation’s bonus plans and incentive plans as established from time to time by the Corporation. Any bonus shall be paid no later than June 15 of the fiscal year following the fiscal year with respect to which such bonus is earned.

4.	Benefits.

4.1              Health and Welfare. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available by the Corporation to the Corporation’s senior-level employees generally, as such plans or programs may be in effect from time to time.

4.2              Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Corporation under this Agreement and entitled to reimbursement for all such expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Corporation, subject to the Corporation’s reasonable expense reimbursement policies in effect from time to time. The Corporation shall reimburse the Executive to the extent required by the preceding sentence.

4.3              Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation in accordance with the Corporation’s standard vacation policies in effect from time to time, including the Corporation’s policies regarding vacation accruals. The Executive shall also be entitled to all other holiday and leave pay generally available to all other employees of the Corporation.

5.	Termination.

5.1              Termination by the Corporation. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Corporation: (i) with Cause (as defined in Section 5.5), or (ii) without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined in Section 5.5).

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5.2              Termination by the Executive. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Executive, on no less than sixty (60) days’ prior written notice to the Corporation. Any termination by the Executive for Good Reason (as defined in Section 5.5) shall be communicated by a Notice of Termination to the Corporation. For purposes of this Agreement, in the case of a notice given by the Executive to the Corporation, a “Notice of Termination” means a written notice which (i) is communicated to the Corporation within ninety (90) days of the initial existence of the condition giving rise to the Executive’s right to terminate for Good Reason, (ii) indicates the specific termination provision in this Agreement relied upon, (iii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iv) waives the Executive’s right to terminate for Good Reason if the Corporation within thirty (30) days of such notice cures the condition otherwise giving rise to the Executive’s right to terminate for Good Reason, and, (v) if the termination date is other than the date that is thirty-one (31) days after the communication of such notice, specifies the termination date (which date shall be not more than forty-five (45) days after the giving of such notice).

5.3              Benefits Upon Termination. If the Executive’s employment by the Corporation is terminated during the Period of Employment for any reason by the Corporation or by the Executive, the Corporation shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation, any payments or benefits except:

(a)                the Corporation shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5); and

(b)               if, during the Period of Employment, the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason (as defined in Section 5.5) (and, in each case, other than due to either the Executive’s death, or a good faith determination by the Board that the Executive has a Disability):

(i)                 the Corporation shall, subject to the conditions set forth in Section 5.3(c) and the constraints set forth in Section 5.8, also pay the Executive a severance benefit equal to twenty-four (24) times the average monthly Base Salary paid to the Executive over the twelve (12) whole months preceding the month in which the termination of the Executive’s employment occurs (or, if the Period of Employment has not been in effect for twelve (12) whole months preceding the month in which the termination of the Executive’s employment occurs, the average monthly Base Salary for this purpose shall be determined based on the average monthly Base Salary paid to the Executive over the whole months in the Period of Employment occurring prior to the month in which the termination of the Executive’s employment occurs). Subject to the conditions set forth in Section 5.3(c), such amount shall be paid to the Executive (without interest) in a lump sum amount on the Corporation’s first regular payroll date following the date the Release is effective and irrevocable, provided that, if the period set forth in Section 5.4(a) in which the Release must be effective and irrevocable begins in one tax year and ends in a later tax year, the severance benefit will be paid on the Corporation’s first regular payroll date following the date the Release is effective and irrevocable that occurs in the later tax year;

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(ii)               the Corporation shall, subject to the conditions set forth in Section 5.3(c), pay as a severance benefit one hundred percent (100%) of the Executive’s premiums under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the same or reasonably equivalent medical coverage, as in effect on the date the Executive’s employment terminated, for a period not to exceed the lesser of one year following the date of such termination or until the Executive becomes eligible for medical insurance coverage provided by another employer; and

(iii)             as of the date the Executive’s employment terminates, any and all stock options, stock appreciation rights, restricted stock awards, and similar equity and equity-based awards granted by the Corporation to the Executive outstanding immediately prior to such termination of employment shall thereupon be deemed fully vested and shall be exercisable for a period of no less than twelve (12) months thereafter or until the stated expiration date for such option or award at the end of its maximum term, whichever is earlier; provided, however that this Section 5.3(b)(iii) shall not affect any right of the Corporation to terminate such option or award in connection with a Corporate Transaction (as defined in the Ruthigen, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan) of the Corporation or similar event to the extent such right exists under the provisions of any agreement evidencing such option or award.

(c)                Any obligation of the Corporation pursuant to Section 5.3(b) to pay a severance benefit in the circumstances described therein is further subject to the following two conditions precedent: (i) such severance obligation shall be paid only if the Executive has remained in compliance with all of the provisions of Section 5.6 and Sections 7 through 12, and such obligation shall terminate immediately if the Executive is for any reason not in compliance with one or more of the provisions of Section 5.6, and Sections 7 through 12; and (ii) the Executive’s satisfaction of the release obligations set forth in Section 5.4. For purposes of the preceding sentence, if the Executive is not in compliance with one or more provisions of Section 5.6, and Sections 7 through 12, and a cure is reasonably possible in the circumstances, the Executive will not be deemed to have breached such provision(s) unless the Executive is given notice and a reasonable opportunity (in no case shall more than a 10-day cure period be required) to cure such breach and such breach is not cured within such time period. The parties agree that a cure will not be reasonably possible in all circumstances including, without limitation, a material breach of confidentiality or similar occurrence.

(d)               Except as expressly provided herein, the foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due to terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s 401(k) plan (if any); or (iv) any rights that the Executive may have under and with respect to a stock option, stock appreciation right, restricted stock award, or similar equity or equity-based award, to the extent that such award was granted before the date that the Executive’s employment by the Corporation terminates and to the extent expressly provided in the written agreement evidencing such award.

5.4              Release; Exclusive Remedy.

(a)                This Section 5.4 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b), the Executive shall provide the Corporation with a valid, written general release of claims (the “Release”) substantially in the form attached hereto as Exhibit C on or before the period provided for in the Release pursuant to applicable law, and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Corporation shall have no obligation to make any payment to the Executive pursuant to Section 5.3(b) unless and until the Release contemplated by this Section 5.4 becomes irrevocable by the Executive in accordance with all applicable laws, rules, and regulations.

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(b)               The Executive agrees that the payments contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or to pursue any other remedies, at law or in equity, with respect to any termination of employment. The Corporation and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

5.5              Certain Defined Terms.

(a)                As used herein, “Accrued Obligations” means:

(i)                 any Base Salary that has accrued but has not yet been paid to the Executive (including accrued and unpaid vacation time) through the Period of Employment; and

(ii)               any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive through the Period of Employment.

(b)               As used herein, “Cause” shall mean the reasonable and good faith determination by a majority of the Board based on its reasonable belief at the time, that, during the Period of Employment, any of the following events or contingencies exists or has occurred:

(i)                 the Executive is convicted of, or has pled guilty to, a felony (under the laws of the United States or any state thereof); or

(ii)               the Executive has engaged in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his duties hereunder, unless the Executive believed in good faith that such acts were in the interests of the Corporation; or

(iii)             the Executive willfully and repeatedly fails to perform or uphold his duties under this Agreement; or

(iv)             the Executive willfully fails to comply with reasonable directives of the Board which are communicated to him in writing.

(c)                As used herein, “Disability” shall mean a physical or mental impairment which substantially limits a major life activity of the Executive and which renders the Executive unable to perform the essential functions of the Executive’s position, even with reasonable accommodation which does not impose an undue hardship on the Corporation, for ninety (90) days in any consecutive twelve (12) month period, but only if the Executive is considered to be disabled within the meaning of Treasury Regulation section 1.409A-3(i)(4). Without limiting the circumstances in which the Executive may be determined to be disabled as defined in Treasury Regulation section 1.409A-3(i)(4), the Executive will be presumed to be disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program, provided the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation section 1.409A-3(i)(4).

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(d)               As used herein, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s written consent:

(i)                 the assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including titles and reporting requirements) as Chief Executive Officer of the Corporation, or a material reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities, other than an insubstantial and inadvertent act that is remedied by the Corporation promptly after receipt of notice thereof given by the Executive; or

(ii)               a reduction by the Corporation in the Executive’s Base Salary as in effect on the Effective Date or as the same shall be increased from time to time, or the Corporation otherwise fails to satisfy its compensation obligations to the Executive under this Agreement, after notice by the Executive and a reasonable opportunity to cure; or

(iii)             the failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement.

provided, however, that none of the events specified in clause (i), (ii), or (iii) above shall constitute Good Reason unless the Executive shall have provided to the Corporation a Notice of Termination pursuant to Section 5.2.

(e)                “Initial Public Offering” means the initial public offering of the Corporation registered on Form S-1 (or any successor form under the Securities Act of 1933, as amended).

(f)                For the purposes of this Agreement, a “Change of Control” means the occurrence of any of the following:

(i)                 a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole;

(ii)               any consolidation or merger of the Corporation with or into any other corporation or other person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Corporation), whether or not the Corporation is a party thereto, in which the stockholders of the Corporation immediately prior to such consolidation, merger, reorganization or transaction, own capital stock and either:

a.	represent directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Corporation or other surviving entity immediately after such consolidation, merger, reorganization or transaction, or

b.	do not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of the Corporation or other surviving entity immediately after such consolidation, merger, reorganization or transaction; or

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(iii)             any stock sale or other transaction or series of related transactions, whether or not the Corporation is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Corporation’s voting power is owned directly, or indirectly though one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended); or

(iv)             a change in the composition of the board of directors of the Corporation, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Corporation as of March 26, 2014, or (B) are elected, or nominated for election, to the board of directors of the Corporation with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Corporation).

(v)               “Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A (as defined herein).

but excluding, in any case referred to in clause (iii) or (iv) of this definition, the Initial Public Offering, or any bona fide primary or secondary public offering following the occurrence of the Initial Public Offering.

(g)               For purposes of the definition of “Change of Control”, the following definitions shall be applicable:

(i)                 The term “person” shall mean any individual, corporation or other entity and any group as such term is used in Section 13(d) (3) or 14(d) (2) of the Exchange Act.

(ii)               Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation:

a.	which that person owns directly whether or not of record, or

b.	which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

c.	which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above, by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or

d.	which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above), by any other person with which that person or his “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation.

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(iii)             The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clause (ii) (b), (c), and (d) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

5.6              Board/Committee Resignations. Upon or promptly following any termination of Executive’s employment with the Corporation, the Executive agrees to resign, as of the date of such termination, from (i) the Board of the Corporation and each and every board of directors (or similar body, as the case may be) of each of its subsidiaries on which the Executive may then serve, (and any committees thereof), and (ii) each and every office of the Corporation and each of its subsidiaries that the Executive may then hold, and all positions that he may have previously held with the Corporation and any of its subsidiaries.

5.7              Excise Tax Gross-Up. During and after the Period of Employment, the Executive shall be entitled to the excise tax protections set forth in Exhibit B hereto.

5.8              Section 409A of the Internal Revenue Code.

(a)                This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and shall be construed and interpreted consistent with that intent. In the event that any payment or benefit payable under Section 5.3 of this Agreement is not compliant with Section 409A and any taxes, penalties or interest are imposed on the Executive under Section 409A as a result of such noncompliance (the “Section 409A Penalties”), the Corporation shall put the Executive in an after tax economic position equivalent to the position the Executive would have been in without the imposition of such Section 409A Penalties. The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service or state tax authorities that, if successful, would require the payment of any such Section 409A Penalties or related state tax statutes. The Executive’s right to be put in an equivalent after tax economic position is subject to the Executive providing such notification no later than ten business days after Executive is informed in writing of such claim. If the Corporation desires to contest such claim, Executive shall (i) cooperate with the Corporation in good faith in order to effectively contest such claim and (ii) permit the Corporation to participate in any proceedings relating to such claim. The Corporation shall control all proceedings taken in connection with such contest; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest. This section shall also apply to any taxes, penalties, or interest imposed by any state that are calculated in a manner similar to taxes, penalties, or interest imposed by Section 409A(a)(1)(B), including those amounts imposed by the California Revenue and Taxation Code (R&TC) Sections 17501 and 24601.

(b)               If and to the extent that any payment or benefit under this Agreement, or any plan or arrangement of the Corporation, is determined by the Corporation to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to the Executive by reason of the Executive’s termination of employment, then (a) such payment or benefit shall be made or provided to the Executive only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations (a “Separation from Service”) and (b) if the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation), such payment or benefit shall not be made or provided before the date that is six months after the date of the Executive’s Separation from Service (or the Executive’s earlier death). For the purposes of clarity, the first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid to the Executive during the period between the termination of Executive’s employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.

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(c)                To the extent any expense reimbursement or in-kind benefit is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(d)               To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

6.	Means and Effects of Termination.

Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific prevision(s) of this Agreement relied upon in effecting the termination.

7.	Non-Competition.

The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Corporation, the amount of sensitive and confidential information involved in the discharge of the Executive’s position with the Corporation, and the harm to the Corporation that would result if such knowledge or expertise was disclosed or made available to a competitor. Based on that understanding, the Executive hereby expressly agrees as follows:

(a)                As a result of the particular nature of the Executive’s relationship with the Corporation, in the capacities identified earlier in this Agreement, for the Period of Employment, the Executive hereby agrees that he will not, directly or indirectly, (i) engage in any business for the Executive’s own account or otherwise derive any personal benefit from any business that competes with the business of the Corporation or any of its affiliates (the Corporation and its affiliates are referred to, collectively, as the “Company Group”), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of any entity within the Company Group, (iii) acquire a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group, directly or indirectly, as an individual, partner, member, shareholder, officer, director, principal, agent, trustee, or consultant, or (iv) interfere with business relationships (whether formed before or after the Effective Date) between the Corporation, any of its respective affiliates or subsidiaries, and any customers, suppliers, officers, employees, partners, members or investors of any entity within the Company Group. For purposes of this Agreement, businesses in competition with the Company Group shall include, without limitation, businesses which any entity within the Company Group may conduct operations, and any business which any entity within the Company Group has specific plans to conduct operations in the future and as to which the Executive is aware of such planning, whether or not such businesses have or have not as of that date commenced operations.

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(b)               Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, securities of any Person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling Person of, or a member of a group that controls, such Person, and (ii) does not, directly or indirectly, beneficially own one percent (1%) or more of any class of securities of such Person. For purposes of this Section 7(b), “Person” shall have the meaning ascribed to such terms in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as described in Section 13(d) thereof.

8.	Confidentiality.

As a material part of the consideration for the Corporation’s commitment to the terms of this Agreement, the Executive hereby agrees that the Executive will not at any time (whether during or after the Executive’s employment with the Corporation), other than in the course of the Executive’s duties hereunder, or unless compelled by lawful process after written notice to the Corporation of such notice along with sufficient time for the Corporation to try and overturn such lawful process, disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of any entity within the Company Group; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of the Executive’s breach of this covenant. The Executive further agrees that the Executive will not retain or use for his own account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of any entity within the Company Group.

9.	Inventions and Developments.

(a)                All inventions, policies, systems, developments or improvements conceived, designed, implemented and/or made by the Executive, either alone or in conjunction with others, at any time or at any place during the Period of Employment, whether or not reduced to writing or practice during such Period of Employment, which directly or indirectly relate to the business of any entity within the Company Group, or which were developed or made in whole or in part using the facilities and/or capital of any entity within the Company Group, shall be the sole and exclusive property of the Company Group. The Executive shall promptly give notice to the Corporation of any such invention, development, patent or improvement, and shall at the same time, without the need for any request by any person or entity within the Company Group, assign all of the Executive’s rights to such invention, development, patent and/or improvement to the Company Group. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extensions or renewals of, letters patent of the United States or any foreign country that any entity in the Company Group desires to file.

(b)               All copyrightable work by the Executive during the Period of Employment that relates to the business of any entity in the Company Group is intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company Group. If the copyright to any such copyrightable work is not the property of the Company Group by operation of the law, the Executive will, without further consideration, assign to the Company Group all right, title and interest in such copyrightable work and will assist the entities in the Company Group and their nominees in every way, at the Company Group’s expense, to secure, maintain and defend the Company Group’s benefit copyrights and any extensions and renewals thereof on any and all such work including translations thereof in any and all countries, such work to be and to remain the property of the Company Group whether copyrighted or not.

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10.	Anti-Solicitation.

In light of the amount of sensitive and confidential information involved in the discharge of the Executive’s duties, and the harm to the Corporation that would result if such knowledge or expertise were disclosed or made available to a competitor, and as a reasonable step to help protect the confidentiality of such information, the Executive promises and agrees that during the Period of Employment and for a period of two (2) years thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, shareholder, director or other owner or participant in any business, influence or attempt to influence any customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of any entity within the Company Group, either directly or indirectly, to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, and he will not otherwise materially interfere with any business relationship of any entity within the Company Group.

11.	Soliciting Employees.

In light of the amount of sensitive and confidential information involved in the discharge of the Executive’s duties, and the harm to the Corporation that would result if such knowledge or expertise were disclosed or made available to a competitor, and as a reasonable step to help protect the confidentiality of such information, the Executive promises and agrees that during the Period of Employment and for a period of two (2) years thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, shareholder, director, or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or any time within six (6) months prior thereto was, an employee of an entity within the Company Group, who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

12.	Return of Property.

The Executive agrees to truthfully and faithfully account for and deliver to the Corporation all property belonging to the Corporation, any other entity in the Company Group, or any of their respective affiliates, which the Executive may receive from or on account of the Corporation, any other entity in the Company Group, or any of their respective affiliates, and upon the termination of the Period of Employment, or the Corporation’s demand, the Executive shall immediately deliver to the Corporation all such property belonging to the Corporation, any other entity in the Company Group, or any of their respective affiliates.

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13.	Withholding Taxes.

Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

14.	Cooperation in Litigation.

The Executive agrees that, during the Period of Employment and after the termination of Executive’s employment, he will reasonably cooperate with the Corporation, subject to his reasonable personal and business schedules, in any litigation which arises out of events occurring prior to the termination of his employment, including but not limited to, serving as a witness or consultant and producing documents and information relevant to the case or helpful to the Corporation. The Corporation agrees to reimburse the Executive for all reasonable costs and expenses he incurs in connection with his obligations under this Section 14 and, in addition, to reasonably compensate the Executive for time actually spent in connection therewith following the termination of his employment with the Corporation.

15.	Assignment.

This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Corporation with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Corporation hereunder.

16.	Number and Gender.

Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

17.	Section Headings.

The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purposes of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

18.	Governing Law.

This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary. This Agreement is intended to comply with Section 409A of the Code and the regulations promulgated thereunder.

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19.	Severability.

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

20.	Entire Agreement.

This Agreement replaces and supersedes prior employment agreements, including the Prior Employment Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

21.	Modifications.

This Agreement may not be amended, modified, or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

22.	Waiver.

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

23.	Resolution of Disputes.

(a)                Any controversy arising out of or relating to the Executive’s employment (whether or not before or after the expiration of the Period of Employment), any termination of the Executive’s employment, this Agreement or the enforcement or interpretation of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Santa Rosa, California, before a sole arbitrator (the “Arbitrator”) selected from judicial arbitration mediation services (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association (“AAA”), and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et. seq. as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

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(b)               The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of Section 23(a).

(c)                The parties agree that the Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Corporation).

(d)               Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 23, the Executive and the Corporation acknowledge that any breach of any of the covenants or provisions contained in Sections 5.6, and 7 through 12 could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Sections 5.6, and 7 through 12 or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of Sections 5.6, and 7 through 12.

24.	Notices.

(a)                All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly received if (i) delivered by hand or by courier, effective upon delivery (ii) given by facsimile or electronic version, when transmitted, if transmitted on a business day and during normal business hours of the recipient, and otherwise delivered on the next business day following transmission; or (iii) sent by registered or certified mail, postage prepaid, return receipt requested, five (5) business days after being deposited in the U.S. mails. Any notice shall be duly addressed to the parties as follows:

(i)	if to the Corporation:

Ruthigen, Inc.

2455 Bennett Valley Road, Suite C116

Santa Rosa, CA 95404

Attn: Chairman of the Compensation Committee of the Board of Directors

Fax: (707) 676-1686

(ii)	If to the Executive:

Hojabr Alimi

At the address on file with the Corporation

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(b)               Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 24 for the giving of notice.

25.	Legal Counsel; Mutual Drafting.

Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

26.	Provisions that Survive Termination.

The provisions of 5.3, 5.4, 5.5, 5.6, 5.7, and 7 through 25, 27, and this Section 26 shall survive any termination of the Period of Employment.

27.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the Effective Date.

CORPORATION
Ruthigen, Inc.,
a Delaware corporation

By:	/s/ Richard Conley
Name:	Richard Conley
Title:	Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE

/s/ Hojabr Alimi
Hojabr Alimi

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EXHIBIT A – SECTION 1.3 DISCLOSURE SCHEDULE

Beneficially owns less than 5% of the outstanding common stock of Oculus Innovative Sciences, Inc.

Exhibit A

EXHIBIT B – SECTION 5.7 EXCISE TAX GROSS-UP

B.1 Equalization Payment. If any payment, distribution, transfer, or benefit (including, without limitation, any amounts received or deemed received by the Executive within the meaning of any provision of the Internal Revenue Code of 1986, as amended (the “Code”), or by the Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to the Executive under any of the Corporation’s incentive plans) by the Corporation or a successor, or by a direct or indirect subsidiary or affiliate of the Corporation (or any successor or affiliate of any of them, and including any benefit plan of any of them), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”), is subject to the excise tax imposed under Section 4999 of the Code or any similar or successor tax (the “Excise Tax”), the Corporation shall pay in cash to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after the deduction of any Excise Tax upon the Gross-Up Payment(s) provided by this Section B.1 shall be equal to such Total Payments had they not been subject to the Excise Tax. Such Gross-Up Payment shall be paid by the Corporation, according to the terms of this Agreement, to the Executive by the end of the taxable year following the taxable year in which the Executive pays the Excise Tax.

B.2 Calculation of Gross-Up Payment. The determination of whether a Gross-Up Payment is required pursuant to this Exhibit B and the amount of any such Gross-Up Payment shall be determined in writing (the “Determination”) by a nationally-recognized certified public accounting firm selected by the Corporation (the “Accounting Firm”). The Accounting Firm shall provide its Determination in writing, together with detailed supporting calculations and documentation and any assumptions used in making such computation, to the Corporation and the Executive on or prior to the change of control event (within the meaning of Section 280G of the Code). Within twenty (20) days following delivery of the Accounting Firm’s Determination, the Executive shall have the right, at the Corporation’s expense, to obtain the opinion of an “outside counsel,” which opinion need not be unqualified, which sets forth: (i) the amount of the Executive’s “annualized includible compensation for the base period” (as defined in Code Section 280G(d) (1)); (ii) the present value of the Total Payments made to the Executive; (iii) the amount and present value of any “excess parachute payment;” and (iv) detailed supporting calculations and documentation and any assumptions used in making such computations. The opinion of such outside counsel shall be supported by the opinion of a nationally-recognized certified public accounting firm and, if necessary or required by the Corporation, a firm of nationally-recognized executive compensation consultants. The Executive shall also have the right to obtain such an opinion of outside counsel in the event that the Corporation has not timely submitted the initial determination to the Accounting Firm as provided above (including, without limitation, in the event that the Corporation does not submit such a determination to the Accounting Firm following an event in connection with which the Executive reasonably believes that he may be entitled to a Gross-Up Payment). The outside counsel’s opinion shall be binding upon the Corporation and the Executive and shall constitute the “Determination” for purposes of this Exhibit B instead of the initial determination by the Accounting Firm. The Corporation shall pay (or to the extent paid by the Executive, reimburse the Executive for) the certified public accounting firm’s and, if applicable, the executive compensation consultant’s reasonable and customary fees for rendering such opinion. For purposes of this Section B.2, “outside counsel” means a licensed attorney selected by the Executive who is recognized in the field of executive compensation and has experience with respect to the calculation of the Excise Tax; provided the Corporation must approve the Executive’s selection, which approval shall not be unreasonably withheld.

Exhibit B- 1

B.3 Computation Assumptions. For purposes of determining whether any Total Payments will be subject to Excise Tax, and the amount of any Excise Tax:

(a)	Any other payments, benefits and/or amounts received or to be received by the Executive in connection with or contingent upon any change in the ownership or effective control of the Corporation or any change in the ownership of a substantial portion of the Corporation’s assets or termination of the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, or with any Person (as defined below) whose actions result in such a change or any Person affiliated with the Corporation or such Persons) shall be combined to determine whether the Executive has received any “parachute payment” within the meaning of Section 280G(b)(2) of the Code, and if so, the amount of any “excess parachute payments” within the meaning of Section 280G(b)(1) that shall be treated as subject to Excise Tax, unless in the opinion of the person or firm rendering the Determination, such other payments, or such excess parachute payments represent reasonable compensation for services actually rendered without the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax. For purposes of this Section B.3(a), “Person” shall have the meaning ascribed to such terms in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof);

(b)	The value of any non-cash benefits or any deferred payment or benefit shall be determined by the person or firm rendering the Determination in accordance with the principles of Sections 280G(d)(3) and (4) of the Code;

(c)	The compensation and benefits provided for in Section 5 of this Agreement, and any other compensation earned prior to the termination of the Executive’s employment pursuant to the Corporation’s compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by a change in the ownership or effective control of the Corporation or any change in the ownership of a substantial portion of the Corporation’s assets or a termination of the Executive’s employment), shall for purposes of the calculation pursuant to this Section B.3 be deemed to be reasonable; and

(d)	The Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made. Furthermore, the computation of the Gross-Up Payment shall assume (and adjust for the fact) that (i) there is a loss of miscellaneous itemized deductions under Section 67 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment and (ii) a loss of itemized deductions under Section 68 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment. The computation of the Gross-Up Payment shall take into account any reduction in the Gross-Up Payment due to the Executive’s share of the hospital insurance portion of FICA and any state withholding taxes (other than any state withholding tax for income tax liability). The computation of the state and local income taxes applicable to the Gross-Up Payment shall be based on the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date the Executive’s employment terminates, and shall take into account the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes.

Exhibit B- 2

(e)	It is the intent of the parties that the amounts payable under this Agreement and the Corporation’s and the Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty, or interest under Section 409A of the Code. This Agreement and this Exhibit B shall be construed in interpretation with that intent.

B.4 Executive’s Obligation to Notify Corporation. The Executive shall promptly notify the Corporation in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Corporation of a Gross-Up Payment in excess of any Gross-Up Payment as originally set forth in the Determination. If the Corporation notifies the Executive in writing that it desires to contest such claim, the Executive shall: (a) give the Corporation any information reasonably requested by the Corporation relating to such claim; (b) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Corporation that is reasonably acceptable to the Executive; (c) cooperate with the Corporation in good faith in order to effectively contest such claim; and (d) permit the Corporation to participate in any proceedings relating to such claim; provided that the Corporation shall bear and pay directly all attorneys’ fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties, and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this Section B.4, and to the extent its actions do not unreasonably interfere with or prejudice the Executive’s disputes with the Taxing Authority as to other issues, the Corporation shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs Executive to pay such claim and sue for a refund, the Corporation shall advance an amount equal to such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Executive and the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issues.

Exhibit B- 3

B.5 Subsequent Recalculation. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation set forth in the Determination so that the Executive did not receive the greatest net benefit required pursuant to Section B.1, the Corporation shall reimburse the Executive as provided herein for the full amount necessary to place the Executive in the same after-tax position as he would have been in had no Excise Tax applied. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation set forth in the Determination so that the Executive received a payment or benefit in excess of the amount required pursuant to Section B.1, then the Executive shall promptly pay to the Corporation (without interest) the amount of such excess.

Exhibit B- 4

Exhibit C – RELEASE OF CLAIMS

Capitalized terms used but not defined in this release of claims (the “Release”) will have the meanings given to them in the Employment Agreement dated November 28, 2014, between Ruthigen, Inc. (the “Corporation”) and Hojabr Alimi.

For and in consideration of the severance benefits to be provided to me pursuant to the Employment Agreement, and for other good and valuable consideration, I, on behalf of myself, my descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby release, discharge and covenant not to sue, the Corporation, its parent (if any), the Corporation’s subsidiaries and affiliates, past and present, each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, shareholders, members, representatives, assigns, and successors, past and present, and each of them (the “Corporation Releasees”), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which I may then own or hold, or I at any time theretofore owned or held, or may in the future hold as against any or all of said Corporation Releasees, arising out of or in any way connected with the Employment Agreement, my employment relationship with each and every member of the Company Group (as defined in Section 7) with which I have had such a relationship, or the termination of my employment or any other transactions, occurrences, acts or omissions or any loss, damage, or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Corporation Releasees, or any of them, committed or omitted prior to the date of such Release including, without limiting the generality of the foregoing, any claim under Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, any other claim under any other federal, state, or local law or regulation, and any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses or disability (except that such Release shall not constitute a release of any Corporation obligation to me that may be due to me pursuant to Section 5.3(b) of the Employment Agreement upon the Corporation’s receipt of such Release).

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

I represent and warrant that I have not theretofore assigned or transferred to any other person or entity, other than the Corporation, any released matter or any part or portion thereof and I will defend, indemnify and hold harmless the Corporation and the Corporation Releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

Exhibit C- 1

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

I acknowledge that I have been given at least [21]/[45]1 days in which to consider this Release. I acknowledge further that the Corporation has advised me to consult with an attorney of my choice before signing this Release, and I have had sufficient time to consider the terms of this Release. I represent and acknowledge that if I execute this Release before [21]/[45] days have elapsed, I do so knowingly, voluntarily, and upon the advice and with the approval of my legal counsel (if any), and that I voluntarily waive any remaining consideration period.

I understand that after executing this Release, I have the right to revoke it within seven days after its execution. I understand that this Release will not become effective and enforceable unless the seven-day revocation period passes and I do not revoke the Release in writing. I understand that this Release may not be revoked after the seven-day revocation period has passed. I understand also that any revocation of this Release must be made in writing and delivered to the Corporation at its principal place of business within the seven-day period.

This Release will become effective, irrevocable, and binding on the eighth day after its execution, so long as I have not timely revoked it as set forth above. I understand and acknowledge that I will not be entitled to any severance benefits unless this Release is effective on or before the date that is [21/45] days following the date of my termination of employment.

I hereby agree to waive any and all claims to re-employment with the any member of the Company Group and affirmatively agree not to seek further employment with the any member of the Company Group.

The provisions of this Release will be binding upon my heirs, executors, administrators, legal representatives, and assigns. If any provision of this Release will be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.

This Release will be governed in accordance with the laws of the State of California, without reference to the principles of conflicts of law. Any dispute or claim arising out of or relating to this Release shall be submitted to arbitration in Santa Rosa, California, before a sole arbitrator (the “Arbitrator”) selected from judicial arbitration mediation services (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association (“AAA”), and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et. seq. as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

1 To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

Exhibit C- 2

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Release.

The parties agree that the Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Corporation).

CORPORATION

Ruthigen, Inc.,
a Delaware corporation

By:
Name:
Title:	Chairman of the Compensation Committee of the Board of Directors

Hojabr Alimi

Date

Exhibit C- 3